Exhibit 10.22

AMENDMENT NO. 1

TO

MANAGEMENT AND CONSULTING AGREEMENT

This Amendment No. 1 (this “Amendment”) dated as of April 8, 2026 (the “Amendment Date”), to the Management and Consulting Agreement, dated as of July 29, 2024 (the “Agreement”), is entered into by and among Concrete Partners Holding, LLC, a Delaware limited liability company (“Holding”), Suncrete, Inc., a Delaware corporation (which, prior to the Domestication (as defined in the BCA), was a Cayman Islands exempted company) (“PubCo”), and Dothan Concrete Investments Management, LLC, a Texas limited liability company (the “Consultant”). Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS, Section 16 of the Agreement provides, in pertinent part, that the Agreement may be amended if such amendment is approved in writing by an authorized representative of each of the parties;

WHEREAS, on October 9, 2025, Holding entered into a Business Combination Agreement (the “BCA”) with Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“SPAC”), PubCo, and the other parties thereto;

WHEREAS, pursuant to Section 7.22 of the BCA, Holding has agreed to assign to PubCo, and PubCo has agreed to assume, and to perform and discharge all of the obligations of the Company under, the Agreement; and

WHEREAS, pursuant to the terms set forth in the BCA, the parties desire to amend the Agreement as set forth herein, effective as of the Closing (as defined in the BCA).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

Section 1.         Amendments to the Agreement.

(a)          The last sentence of the first paragraph of the Agreement is hereby amended and restated in its entirety to read as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in that certain Amended and Restated Limited Liability Company Agreement of Holding, dated as of the date first written above (as the same may be amended, restated, supplemented, or waived from time to time, the “LLC Agreement”) or, if not defined in the LLC Agreement, shall have the meanings given to such terms in that certain Business Combination Agreement, by and among Holding, Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“SPAC”), Suncrete, Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“PubCo”) and the other parties thereto (the “BCA”).

(b)          Section 3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

During the term of this Agreement, Consultant shall receive quarterly with respect to the management of the business and operations of the Company Group a base cash fee (the “Compensation”).

(i)            Compensation Payments. The amount of the quarterly fees paid by the Company Group beginning on January 1, 2026, and continuing for the remainder of the term of this Agreement will equal 1/4th of the Annual Compensation Amount (as defined below), adjusted each year by the CPI Adjustment Factor (as defined below). Compensation payments with respect to each quarter shall be payable in arrears on the last day of such quarter during the term of this Agreement. The Compensation shall accrue daily and be prorated for any partial calendar quarter during which Consultant performs services hereunder. Any quarterly payments made during the 2026 calendar year and prior to the Amendment Date shall be adjusted to equal 1/4th of the Annual Compensation Amount, and the amount of any such adjustment(s) shall be applied to the next quarterly payment due following the Amendment Date. Notwithstanding the foregoing, the aggregate Compensation paid during any calendar year shall equal the Annual Compensation Amount for such year.

(ii)            Definitions. For purposes hereof, “Annual Compensation Amount” shall mean (a) $3,500,000 in the aggregate for calendar year 2026, and (b) for each calendar year thereafter, the Annual Compensation Amount for the prior calendar year (“Year X”) multiplied by the CPI Adjustment Factor; “CPI Adjustment Factor” shall mean a fraction, the numerator of which is the CPI for Year X, and the denominator of which is the CPI for the calendar year immediately preceding Year X; and “CPI” means the All Items inflation rate according to the CPI-U for the trailing twelve months.

(c)           Section 3(b) of the Agreement is hereby deleted in its entirety.

(d)           Section 3(c) of the Agreement is hereby renumbered as Section 3(b), and amended and restated in its entirety to read as follows:

During the term of this Agreement, with respect to each acquisition or disposition transaction (whether such acquisition or disposition is consummated via merger, stock acquisition, asset acquisition, or otherwise) (each, an “Acquisition”) or any recapitalization, reorganization, debt or equity financings by the Company or any of its affiliates (each, a “Financing,” and any Acquisition or Financing is referred to as an “Add-On Acquisition”) with respect to which Consultant provides diligence and integration services (the “Diligence and Integration Services”), in light of the significant additional time and effort involved on the part of Consultant and Consultant’s personnel in connection with such Add-On Acquisition, the Company Group shall compensate Consultant, or cause Consultant to be compensated, for such Diligence and Integration Services in an amount equal to (i) 2.0% of the enterprise value of such Acquisition or (ii) 2.0% of the gross amount of cash raised in such Financing (clauses (i) and (ii), the “Diligence and Integration Fees”); provided that no fee shall be payable pursuant to clause (ii) for any Financing where the proceeds of such Financing are used in whole or in part in connection with an Acquisition if a fee is payable under clause (i) with respect to such Acquisition. Diligence and Integration Fees related to an Add-On Acquisition shall be due and payable to Consultant on the date of the closing of such Add-On Acquisition.

(e)           Section 3(d) of the Agreement is hereby renumbered as Section 3(c).

(f)           A new Section 3(d) is hereby inserted to read as follows:

Notwithstanding anything to the contrary contained in this Agreement, at the Acquisition Closing (as defined in the BCA), PubCo shall make, or cause to be made, the cash payments to Consultant in accordance with the terms set forth in Section 7.22 of the BCA, in full satisfaction of (i) any fees payable pursuant to Section 3(d) of this Agreement (renumbered as Section 3(c) pursuant Amendment #1 to the Agreement) and (ii) any Diligence and Integration Fees in connection with the transactions contemplated by the BCA.

(g)           Section 10 of the Agreement is hereby amended and restated in its entirety to read as follows:

Unless terminated earlier in accordance with the provisions of this Agreement, the Agreement shall automatically terminate on the date that is ten years from the Closing Date (as defined in the BCA).

(h)           Section 13 of the Agreement is hereby amended by deleting the notice information for the Company Group, and replacing it with the following notice information for PubCo:

Suncrete, Inc.
817 E. 4th Street

Tulsa, OK 74120

Attention: Chief Executive Officer

Section 2.         Assignment and Assumption. Effective as of the Amendment Date, Holding hereby grants, conveys, and transfers to PubCo all of Holding’s right, title, and interest in and to the Agreement, and PubCo unconditionally accepts such assignment and assumes all of Holding’s duties, liabilities, and obligations under the Agreement and agrees to pay, perform, and discharge, as and when due, all of the obligations of Holding under the Agreement accruing on and after the Amendment Date.

Section 3.         Full Force and Effect. Except as expressly provided for in this Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect. This Amendment is limited as written and shall not be deemed to be an amendment, modification or supplement of, or a consent to or waiver of any other term or condition of the Agreement or any other document.

Section 4.         Conflict. In the event of any conflict between the terms and conditions of this Amendment and the Agreement, this Amendment shall govern and prevail in all respects.

Section 5.         Effect of Amendment; References. From and after the Amendment Date, (i) any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment; and (ii) unless the context indicates otherwise, any reference in the Agreement to Holding shall be deemed to be a reference to PubCo, and any reference to the Company Group shall be deemed to include PubCo and its direct and indirect subsidiaries.

Section 6.         Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 7.         Headings and Captions. All headings and captions contained in this Amendment are inserted for convenience only and shall not be deemed a part of this Amendment.

Section 8.         Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. This Amendment may be executed and delivered via facsimile or other form of electronic delivery by the parties, which shall be deemed for all purposes as an original.

Section 9.         Effectiveness. The effectiveness of this Amendment is expressly conditioned upon, and will become effective only upon the consummation of all of the transactions contemplated by the BCA.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Amendment as of the day and year first above written.

Concrete Partners Holding, LLC

By:	/s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Managing Partner

Dothan Concrete Investments Management, LLC

By: SunTX Capital Management Corp., its sole member

By:	/s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Managing Partner

Suncrete, Inc.

By:	/s/ Randall Edgar
Name: Randall Edgar
Title: Chief Executive Officer

Signature Page – Amendment No. 1 to Dothan Management and Consulting Agreement